UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 16, 2007

NewGen Technologies, Inc

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation or Organization)

000-23365	33-0840184
(Commission File Number)	(IRS Employer Identification No.)

6000 Fairview Road, 12th Floor, Charlotte, NC 28210

(Address of Principal Executive Offices, Including Zip Code)

(704) 552-3590

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January, 16, 2007, NewGen Technologies, Inc. (“NewGen” or the “Company”) appointed Michael F. D’Onofrio to the position of Chief Operating Officer of the Company. Over the course of the past five (5) years, Mr. D’Onofrio has served as an original founder of NewGen and its wholly owned subsidiary, Refuel America, Inc., and has played an integral role in the design, development and implementation of corporate planning, strategic relationships and acquisitions on behalf of the Company in the United States, Germany, India and Singapore. Immediately prior to his current appointment as NewGen’s Chief Operating Officer, Mr. D’Onofrio was serving as the Company’s Senior Vice President and as a member of the Company’s Board of Directors, of which he will remain a member proceeding forward.

Mr. D’Onofrio has not been, and is not currently proposed to be, a party to any transaction with NewGen that is required to be disclosed as a transaction with a “related person” under Item 404(a) of Regulation S-B.

There were no material plans, contracts or arrangements (or amendments thereto) entered into with Mr. D’Onofrio in connection with his appointment as Chief Operating Officer of the Company.

Item 8.01     Other Events.

On January 16, 2007, NewGen issued a press release, attached to and made part of this report, announcing the appointment of Michael F. D’Onofrio to the position of Chief Operating Officer of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

99.1	Press Release dated January 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewGen Technologies, Inc.

January 16, 2007	/s/ S. Bruce Wunner
Name: S. Bruce Wunner
Title: Chief Executive Officer

EXHIBIT INDEX

No.	Description

99.1	Press Release dated January 16, 2007